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                                                                   Exhibit 10.18

                        SYSTEMS CONSULTING COMPANY, INC.

                              EMPLOYMENT AGREEMENT

AGREEMENT made this 27th day of April, 1998, by and between Systems Consulting Company, Inc., Massachusetts corporation with principal offices 537 Congress Street, Portland, Maine (the "Company"), and Gerald O'Connell, residing at 1608 Sunnybrook Lane, N.W., Unit E 208, Palm Bay, Florida ("Executive").

The parties hereto, intending to be legally bound hereby, agree upon the following terms of employment of Executive by the Company.

1. Position and Responsibilities.

            (a) Services. During the term of this Agreement, Executive agrees to undertake such activities on behalf of the Company as the Board of Directors from time to time request, and Executive shall exercise such powers and perform such duties in relation to the business and affairs of the Company as may from time to time be vested in him or requested by the Board of Directors of the Company. Executive shall at all times report to, and his activities shall at all times be subject to the direction and control of, the Board of Directors of the Company. Executive agrees to devote substantially all of his business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of the Company's business.

            (b) Officer and Director Nomination. Upon Executive's execution of this Agreement, he shall be elected by the Board of Directors of the Company as its President and Chief Executive Officer, to serve until the next annual meeting of the stockholders or until his earlier resignation or removal. Thereafter, for so long as he is employed by the Company during the term of this Agreement, the Board of Directors of the Company shall continue to elect Executive as President and Chief Executive Officer, and Executive shall accept such positions and diligently perform his duties thereunder.

2. Compensation. Salary, Bonuses and Other Benefits. For so long as he is employed during the term of this Agreement, the Company shall pay Executive the following compensation, including the following annual salary and other fringe benefits:

            (a) Salary. In consideration of the services to be rendered by Executive to the Company, the Company will pay Executive a salary of Nineteen Thousand One Hundred Sixty Six Dollars and sixty seven cents ($19,166.67) per month. Such salary shall be payable in conformity with the Company's customary practices for executive compensation as such practices shall be established or modified from time to time. Salary payments shall be subject to all applicable federal and state withholding, payroll and other taxes. The Board of Directors of
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      the Company may authorize additional compensation by way of salary, bonus or otherwise as it deems appropriate, during the term of this Agreement.

            (b) Bonuses. Executive shall be eligible to participate in the Company's bonus program as set forth in Exhibit A attached hereto. Executive understands that said program is subject to final determination regarding the formulas used for the calculation of all bonuses and approval by the Board of Directors at the next regularly scheduled meeting set for April 29, 1998. To the extent that any bonus is made available pursuant to the Company's bonus plan, Executive shall be entitled to a frill year's bonus, and not a pro rated bonus as set forth in Section 10 thereof.

            (c) Equity Participation. Executive shall have the right to purchase a total of Four hundred ninety-five thousand four hundred fifty (495,450) shares of restricted Common Stock, $0.0001 par value, of SCC Technologies, Inc. (the parent company of the Company), at a price of $3.00 per share. Such restricted shares shall be issued pursuant to a Restricted Stock Purchase Agreement substantially in the form attached hereto as Exhibit B.

            (d) Fringe Benefits. the Company shall provide Executive with such medical, life insurance and other benefits, if any, as it makes available to all other management-level employees. In the event the employment of Executive is terminated, he shall be paid for all accrued and unused vacation time.

            (e) Expenses. It is understood that Executive will from time to time incur reasonable expenses in conjunction with his employment, the Company will reimburse him for any such expenses if he shall present an itemized written account in accordance with the Company's policies.

            (f) Board Review. After the first year of this Agreement, the Board of Directors will review Executive's total compensation package hereunder and make any changes, including changes to the base salary, fringe benefits, and bonuses which the Board and Executive mutually determine to be warranted.

3. Nondisclosure, Noncompetition, and Inventions. In connection with his employment by the Company pursuant to the terms of this Agreement, Executive shall execute the Nondisclosure, Noncompetition, and Developments Agreement attached hereto as Exhibit C, the terms and conditions of which are incorporated herein by reference.

4. Term and Termination. The term of this Agreement shall be from the Effective Date through April 26, 2001, and shall continue thereafter until terminated at any time by either party giving written notice to the other party specifying the date of termination; provided that this agreement and Executive's employment by the Company may be


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terminated immediately by the Company providing written notice of termination to
Executive upon the happening of any one of the following events:

            (a) Dishonesty by Executive detrimental to the best interests of the Company or any of its affiliates;
            (b) Willful disloyalty to the Company;
            (c) Participation in any fraud;
            (d) Breach of the nondisclosure provisions of the Agreement attached hereto as Exhibit C;
            (e) The Disability (as defined below) of Executive;
            (f) The death of Executive; or
            (g) Continuing inattention to, or neglect of, the duties to be performed by Executive, which inattention is not the result of illness or accident, or any other material violation of this Agreement, which continues after written notice to Executive specifying the alleged inattention to or neglect of duties or such other violation.

5. Compensation upon termination. Upon termination of Executive's employment during the term of this agreement:

            (a) Executive shall be entitled to receive the salary set forth in Subparagraph 2(a) and payment for vacation, accrued but unpaid as of the date of termination.

            (b) If the Company terminates Executive's employment, other than for the causes set forth in subsections (a) through (d) or (g) of Paragraph 4, the Company shall pay Executive as additional compensation for services rendered hereunder an amount equal to six times Executive's then-current monthly salary provided that in the event that Executive, after diligent search, is unable to obtain employment as senior executive of a company on or prior to the date six months following termination, the Company shall pay to Executive an additional amount, equal to Executive's then-current monthly salary, for each month in which Executive, after diligent search, is unable to obtain employment as senior executive of a company; provided that notwithstanding anything to the contrary set forth in this Agreement, the maximum amount to be paid pursuant to this subsection (b) of Paragraph 5 shall be an amount equal to twelve (12) times Executive's then-current monthly salary.

            (c) If the Company terminates Executive's employment for Disability pursuant to subsections (e) of Paragraph 4, the Company shall pay Executive as additional compensation for services rendered hereunder an amount equal to six times Executive's then-current monthly salary.

            (d) The compensation and benefits provided above have been negotiated with the Company and shall be deemed to fully satisfy any notice requirements


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      which may be required by any jurisdiction. This Paragraph 5 constitutes
      Executive's only rights to compensation, benefits, damages, or other remedies arising out of the termination of his employment.

6. Definitions. For the purpose of this Agreement, the following definitions shall apply:

            "Business of the Company" shall mean all business of the Company, whether presently or hereafter conducted or contemplated by the Company at any time during the term of this Agreement.

            "Disability" shall mean inability of Executive due to illness or accident to perform the duties to be performed by him pursuant to this Agreement for a continuing period in excess of One Hundred Eighty (180) days interrupted by return or returns to full-time employment of not more than ten (10) days each.

            "Effective Date" shall mean April 27, 1998.

7. Consent and Waiver by Third Parties. Executive hereby represents and warrants that he has obtained all necessary waivers and/or consents from third parties as to enable him to accept employment with the Company on the terms and conditions set forth herein and to execute and perform this Agreement without being in conflict with any other agreement, obligation or understanding with any such third party. Executive represents that he is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of his obligations hereunder or prevent the full performance of his duties and obligations hereunder.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maine and shall be deemed to be performed in Maine. The parties consent to the exclusive jurisdiction of the courts of Maine and the federal courts sitting in Maine for the resolution of any dispute with respect to this Agreement.

9. Severability. In case any one or more of the provisions contained in this Agreement or the other agreements executed in connection herewith for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other agreements, but this Agreement or the such other agreements, as the case may be, shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein or therein.

10. Waivers and Modifications. This Agreement may be modified, and the rights, remedies and obligations contained in any provision hereof may be waived, only in accordance with this Paragraph 10. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach


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thereof or as a waiver of any other provision of this Agreement. This Agreement and any Schedule or Exhibit set forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

11. Assignment. The Company will require any person, group, company or other legal entity which merges or consolidates with the Company or purchases all or substantially all of the Company's assets ( a "Successor") to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall entitle Executive to the benefits listed in Paragraph 5 of this Agreement, subject to the terms and conditions therein.

The assumption of the Agreement by a Successor pursuant to the provisions of this Paragraph 11 shall not be a termination of Executive's employment notwithstanding the fact that as a result of such assumption Executive may be required to become an employee of the Successor (or a designated affiliate of Successor) in place of being an employee of Company.

In particular and without limitation of the foregoing, it is anticipated that upon the merger of the Company with its parent corporation, SCC Technologies, Inc. (the "Parent'), Executive will become an employee of the Parent and this Agreement will be assumed and performed by the Parent.

12. Miscellaneous. As a condition of Executive's employment, Executive will provide proof of having successfully passed a medical exam within the past 180 days.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written as an instrument under seal.


SYSTEMS CONSULTING COMPANY, INC.


By: /s/ Alan Hyman                        /s/ Gerald O'Connell
    -------------------------             ------------------------------
Name: Alan Hyman                          Name: Gerald O'Connell
Title: Chairman


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